SUPPLY AGREEMENT
                                     between
         Andrew Corporation and World Wide Wireless Communications, Inc.


     This Supply Agreement ("Agreement"), effective this _(13th)__ day of March, 2000, is entered into by and between Andrew Corporation, a Delaware corporation with offices located at 10500 West 153rd Street, Orland Park, Illinois 60462 ("Andrew"), and World Wide Wireless Communications, Inc., a Nevada corporation with offices located at 520 3rd Street, Suite 101, Oakland, California 94607 ("WWWC").

                                    RECITALS:

     Andrew is a global manufacturer of communication products and systems, including those utilized for Broadband Fixed Wireless Internet and Data Transmission. WWWC is an operator-provider of Broadband Fixed Wireless Internet and Data Transmission services worldwide. WWWC desires that Andrew be its exclusive systems integrator and technical provider for WWWC's fixed broadband wireless network systems and operations on a worldwide basis, and Andrew desires the same, on the terms and subject to the conditions of this Agreement.

     NOW THEREFORE, the parties, intending to be legally bound, agree as follows:

1.   SCOPE

     (a) During the term of this Agreement, Andrew will be the exclusive provider of broadband wireless network systems and related technical expertise for WWWC on a global basis. In this regard, Andrew will perform the following from time to time: (i) design, analyze and engineer broadband wireless network systems ("Broadband Wireless Network Systems") applications in various geographic locations in consultation with WWWC;
     (ii) use its commercially reasonable efforts to supply the required component products (e.g., main transmit antenna, sectorized antenna, transmitters or other base station equipment and related subscriber equipment, including transceivers and modems) to WWWC for each location based upon specifications approved by WWWC on the terms set forth in this Agreement; and (iii) provide estimates and develop specifications in consultation with WWWC for network operation centers. For each project undertaken by Andrew pursuant to this Agreement, a specific scope of work ("Scope of Work") (including, timing, price, deliverables, etc.) will be developed and agreed upon by the parties and attached to this Agreement as Exhibit A. Upon acceptance and approval of the project design and specifications by WWWC for a particular project, Andrew will install the Broadband Wireless Network Systems or network operation center, as applicable, in accordance with the agreed upon design and specifications and the terms and conditions contain in this Agreement and the applicable Scope of Work.

     (b) Andrew will not provide installation of any modems, transceivers or other products or systems to subscribers or customers of WWWC, although Andrew will


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     provide training to WWWC and its installers of such modems, transceivers or other products or systems at rates agreed upon by the parties from time to time.

     (c) In accordance with each Scope of Work, preliminary system specifications will be developed by Andrew based on the engineering analysis of data by WWWC and system operation requirements determined by WWWC. Andrew will present the preliminary design and specifications of each Broadband Wireless Network System to WWWC for its review and approval prior to initiating any final design or manufacturing efforts. Upon WWWC's approval of preliminary specifications for a specific system, such specifications will be considered finalized and will be used as the baseline for inspection and final acceptance of the delivered Broadband Wireless Network System.

     (d) WWWC agrees to use its commercially reasonable efforts to build Broadband Wireless Network Systems and enlist subscribers as soon as reasonably practicable. WWWC anticipates building six Broadband Wireless Network Systems during the first 12 months of the term of this Agreement. WWWC anticipates purchasing from Andrew an aggregate minimum of $2,000,000 of products and services under this Agreement in each 12 month period during the term of this Agreement.

2.   SYSTEMS AND PRODUCTS

     Andrew will make its products, Broadband Wireless Network Systems and other services available for purchase by WWWC in accordance with the terms of this Agreement. Except as provided in paragraph 1 above, WWWC is not obligated to purchase any minimum quantity of products, Broadband Wireless Network Systems or services. However, for each Broadband Wireless Network System designed or built by WWWC during the term of this Agreement, WWWC agrees that it will purchase such Broadband Wireless Network System and related products only from Andrew. In the event that a given Scope of Work requires a component product that cannot be readily procured by Andrew in a commercially reasonable manner (e.g., acceptable timing or quantity), WWWC may procure such component part and supply it for such Scope of Work.

3.   PRICES

     (a) Unit prices for standard Andrew products ordered separately by WWWC from time to time (and not as components of an Andrew supplied Broadband Wireless Network System under this Agreement) will be at prices, as may be modified by Andrew from time to time, no less favorable than prices charged to other customers of Andrew similar to WWWC who purchase like products in like quantities.

     (b) Pricing for Broadband Wireless Network Systems and other services will be determined for each individual system based on Andrew's preliminary engineering design and specifications as approved by WWWC. Such prices will include the engineering design, system specifications, manufacturing, installation and system testing and any other items detailed in the applicable Scope of Work.


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     (c) Prices for Broadband Wireless Network Systems, products and services under this Agreement will not include sales, use, privilege, excise or any other tax, duty, tariff or assessment that may arise from the sale of products or services as described in this Agreement. In the event Andrew becomes liable to pay or bear the burden of any such taxes (excluding income tax), the amount will be added to the sale price of the product or service being purchased.

4.   ORDERING

     (a) Broadband Wireless Network Systems, products and services to be purchased under this Agreement will be identified on purchase orders issued by WWWC and accepted in writing by Andrew. Each purchase order will reference this Agreement and clearly identify Andrew's specification number for the WWWC approved preliminary specifications, price and requested delivery date. The Broadband Wireless Network Systems specifications will be attached to the purchase order and become a part of the order.

     (b) The terms and conditions contained in this Agreement will be applicable to and govern each purchase order issued by WWWC pursuant to this Agreement. Any preprinted terms and conditions appearing on WWWC's purchase order form which are in addition to, in conflict with, or contrary in any way to the terms of this Agreement, will have no force or effect on the performance or completion of work as required by the purchase order.

     (c) In the event WWWC cancels any purchase order for any reason after Andrew has accepted or commenced performance on such order or for any reason determines not to purchase any Broadband Wireless Network System, product or service under this Agreement (excluding, however, any such cancellation due to Andrew's breach or default under this Agreement), WWWC agrees to compensate Andrew for the amount of all recorded project time for its engineering analysis and design efforts and the amount of any non-recurring engineering costs for the given Broadband Wireless Network System, product or service, in addition to any other documented costs or expenses and any other remedies Andrew may have at law or in equity. Such amount will be paid by WWWC within 10 days after WWWC's receipt of documentation from Andrew that substantiates such incurred costs and expenses.

5.   DELIVERY

     (a) Delivery dates will be as agreed between WWWC and Andrew and set forth on each purchase order.

     (b) Delivery terms will be F.O.B., Origin, Andrew's manufacturing facility. Andrew will arrange for, at WWWC's cost and expense, transportation of the products and systems to locations specified by WWWC using its regular carrier or a WWWC specified carrier on a prepay and bill basis.


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

     (c) Title to products shipped against product only orders (not as part of a Broadband Wireless Network System) will pass upon shipment from the F.O.B. point and title to the Broadband Wireless Network Systems will pass to WWWC upon successful completion of installation and system testing.

6.   INVOICING AND PAYMENT TERMS

     (a) Andrew will invoice product only orders upon shipment. Invoices for Broadband Wireless Network Systems will be invoiced in progress payments as provided in the applicable Scope of Work or purchase order. Each invoice will include the purchase order number, Invoice number, quantity and price of products shipped (for product only orders) or the progress payment price for Broadband Wireless Network Systems or services, as the case may be, and applicable sales or other tax, and total invoice price.

     (b) Payment terms are Net 45 days from date of invoice or as otherwise specified in the Scope of Work with respect to Broadband Wireless Network Systems or services. All prices and payments will be in United States Dollars.

     (c) Past due payments are subject to a service charge of 1.5% per month (18% annual) on the unpaid balance or the maximum rate permitted by state law, whichever is lower.

     (d) In the event any legal action or other proceeding is brought for the enforcement of this Agreement, or as a result of the breach of any of the provisions hereof, the prevailing party will be entitled to recover reasonable attorneys' fees and other costs incurred in such action or proceeding, in addition to any relief to which such party may be entitled.

7.   INSPECTION AND FINAL ACCEPTANCE

     (a) For standard product orders, as promptly as practicable, but in no event longer than 45 days following delivery of products, WWWC will inspect the products and either accept or reject the products as nonconforming to the product specifications or defective in material or workmanship. Unless WWWC notifies Andrew in writing of any rejected products within this 45 day period, products will be deemed final accepted and, except as provided in Andrew's warranty stated elsewhere herein, WWWC waives all claims of nonconformity of the products.

     (b) For Broadband Wireless Network Systems or custom products, WWWC will have the right to witness installation acceptance testing or other testing as set forth in the Scope of Work and will receive test reports provided by Andrew. Except as otherwise provided in the applicable Scope of Work, within 30 days after successful completion of installation testing or such other testing, unless WWWC notifies Andrew of any discrepancies or deficiencies in the system determined during the acceptance test, the system will be deemed final accepted and, except as provided in Andrew's warranty stated elsewhere herein, WWWC waives all claims of nonconformity of the system. In the event of acceptance test delays in excess of 90 days following installation and such


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     delays are not the fault of Andrew or in the event the system is used by
     WWWC for 30 days, the system will be considered finally accepted.

8.   WARRANTY

     Andrew warrants that it has the right to enter into and perform this Agreement and that its products and systems are transferred rightfully and with good title; that its products and systems will be free from any lawful security interest or other lien or encumbrance upon payment in full; and that for a period of twelve (12) months after the date of final acceptance, such products and systems will be free from defects in material and workmanship which arise under proper and normal use and service and will perform in accordance with the agreed upon specifications for the Broadband Wireless Network Systems. WWWC's sole and exclusive remedy hereunder is limited to Andrew's repair or replacement, at Andrew's election (either at its plant or at such other place as may be agreed upon between Andrew and
     WWWC) of such defects at no cost to WWWC. Transportation costs in connection with the return of products or systems to Andrew's plant or designated facility will be paid by WWWC. The provisions of this warranty will be applicable with respect to any product or system that Andrew repairs or replaces pursuant to it. ANDREW MAKES NO WARRANTY, EXPRESS OR IMPLIED, OTHER THAN AS STATED ABOVE. EXPRESSLY EXCLUDED ARE THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PURPOSE. THE FOREGOING WILL CONSTITUTE ALL OF ANDREW'S LIABILITY (EXCEPT AS TO PATENT INFRINGEMENT, WHICH IS ADDRESS IN A PARAGRAPH BELOW) WITH RESPECT TO THE PRODUCTS AND SYSTEMS. IN NO EVENT WILL ANDREW BE LIABLE FOR SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INSTALLATION COSTS, LOST REVENUE OR PROFITS, OR ANY OTHER COSTS OF ANY NATURE AS A RESULT OF THE USE OF PRODUCTS OR SYSTEMS MANUFACTURED BY THE ANDREW, WHETHER USED IN ACCORDANCE WITH INSTRUCTIONS OR NOT. IN NO EVENT WILL ANDREW'S MAXIMUM AGGREGATE LIABILITY EXCEED THE PAYMENTS RECEIVED BY IT UNDER THIS AGREEMENT. No representative is authorized to assume for Andrew any other liability in connection with the equipment.

9.   PATENT, COPYRIGHT AND TRADEMARK INFRINGEMENT ASSURANCE

     Andrew will, at its own expense, indemnify, hold harmless, and settle or defend any claim, suit or action which may be brought against WWWC for infringement of US registered copyrights, trademarks or patents arising out of WWWC's use of standard products manufactured by Andrew. This paragraph will not apply to infringement arising out of features of construction incorporated in any product or system under this Agreement or from the use of the product or system for purposes other than as advertised, sold or intended by Andrew. The foregoing states the entire warranty by Andrew for patent infringement under this Agreement.


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10.  SOFTWARE

     All software (including firmware) created and owned by Andrew and furnished to WWWC as part of a Broadband Wireless Network Systems is on a licensed basis and Andrew grants to WWWC a non-exclusive license to use such software or firmware delivered with the Broadband Wireless Network System. Such license may not be assigned, sublicensed or otherwise transferred by WWWC without the prior written consent of Andrew. WWWC will not decompile, copy, disassemble, decode, or reverse engineer any software delivered to WWWC as part of a Broadband Wireless Network System or product. WWWC is limited to one archival copy of any software delivered hereunder.

11.  FORCE MAJEURE

     Neither party will be held liable for delays in performing its obligations under this Agreement or any purchase order issued hereunder if such delays are due to causes beyond its reasonable control, including, without limitation, acts of God, acts of the public enemy, acts of any government or government entity, fires, floods, strikes, freight embargoes, unusually severe weather conditions, inadequate transportation facilities or any other cause whatsoever beyond the reasonable control and without the fault or negligence of the party being delayed, whether similar to or dissimilar from the causes enumerated herein. In the event of any such delay, the delayed party will be given a reasonable extension of time within which to perform its obligations.

12.  TERM AND TERMINATION

     (a) This Agreement will become effective as of the date first written above and will remain in effect for a period of two (2) years therefrom unless earlier terminated in accordance with the provisions stated herein; provided, however, that this Agreement will thereafter renew for successive one (1) year renewal terms, unless either party gives the other party written notice for any reason at least sixty (60) days prior to the expiration of the then current term or renewal term, as the case may be.

     (b) If either party at any time defaults in fulfilling any of its obligations under this Agreement or under any purchase order issued pursuant to this Agreement, and fails to commence and continue such appropriate actions as are necessary to remedy or cure the default situation promptly after receiving written notice to do so, but in any event within 90 days, then the non-defaulting party may give written notice to the defaulting party terminating this Agreement or any individual purchase order issued hereunder, but without prejudice to the remedies of either party for the recovery of any monies due or to the rights of either party with respect to any breach of any terms of this Agreement or any individual purchase order issued hereunder.


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

13.  GOVERNING LAW

     This Agreement will be subject to the laws of the State of Illinois and its interpretation, construction and the remedies for its enforcement will be governed in accordance with Illinois law.

14.  FINANCIAL INFORMATION

     Until such time as WWWC has filed periodic and annual reports pursuant to
     Section 13 of the Securities Exchange Act of 1934, as amended, and is current in its obligations under such act, WWWC will provided to Andrew internally prepared balance sheets as at the last day of each fiscal quarter and the related statements of income and cash flows for each such period. Andrew agrees to keep such financial information confidential in accordance with the terms of paragraph 15 below.

15.  CONFIDENTIALITY

     The parties agree that the terms of this agreement and all data or information (including, without limitation, financial information) provided by one party to the other that the disclosing party identifies as proprietary or confidential ("Confidential Information") will be used only in connection with the performance of obligations under this Agreement and will not be further disclosed or provided to any third party without the express written consent of the disclosing party. The term "Confidential Information" does not include any information that is (i) already available or becomes available (other than through fault of the receiving party) after disclosure within the public domain, (ii) already known by the receiving party prior to receipt, (iii) disclosed to another unaffiliated party by the disclosing party without similar restrictions, (iv) independently developed by the receiving party, or (v ) required by court order, governmental agency or applicable law to be disclosed. The receiving party will treat such Confidential Information with the same degree of care and safeguards that it uses to protect its own proprietary or confidential information.

16.  NOTICES

     All notices, correspondence or other documentation required under this Agreement will be deemed validly delivered when sent by registered, certified mail or overnight mail, postage prepaid, to the party's principal place of business stated on page 1 herein or to such other address as the party may designate in writing to the other.

17.  ASSIGNMENT

     Neither party will assign, delegate or otherwise transfer by operation of law or otherwise this Agreement, in whole or in part to a third party, without the prior written consent of the other party, which consent will not to be unreasonably withheld, except that either party may assign its rights and delegate its obligations hereunder to wholly owned inter-entities or sub-entities within its own organization.


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18.  DISPUTES AND ARBITRATION

     Any controversy or claim arising out or relating to this Agreement, including the construction and application of this Agreement, which cannot be amicably resolved between the parties following good faith negotiations, will be settled by arbitration in accordance with the then current rules of the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes. The arbitration will be held in Chicago, Illinois and conducted by a single neutral arbitrator appointed in accordance with such rules; however, such arbitrator shall be a retired state or federal court (trial) judge with alternative dispute resolution service. The parties acknowledge that the decision of the arbitrator will be final and binding, and judgement may be entered thereon, with respect to findings of both law and fact and will not be appealable to any court in any jurisdiction. The cost of any arbitration will be allocated to each party by the arbitrator.

19.  UNITED STATES EXPORT REGULATIONS

     WWWC agrees to strictly adhere to all applicable export regulations as published by the United States Department of Commerce from time to time that may pertain to the Broadband Wireless Network Systems and products purchased from Andrew, specifically the prohibitions against re-export of technical data, hardware or software included as integral to the Broadband Wireless Network Systems delivered hereunder.

20.  SEVERABILITY

     In the event any clause, provision or paragraph of this Agreement is held to be illegal, invalid or otherwise unenforceable by any court of competent jurisdiction, such clause, provision or paragraph will be deemed severed from the Agreement but will not affect the validity of the remaining clauses of the Agreement.

21.  ENTIRE AGREEMENT

     This Agreement and the exhibits contain the entire understanding of the parties and supersedes all previous oral and written communications, agreements and understandings between the parties with respect to the subject matter herein. No change, modification or amendment of this agreement will be binding unless made in writing and signed by authorized representatives of both parties.

22.  PUBLICITY

     Except as otherwise required by applicable law or the rules of The Nasdaq Stock Market, Inc., National Market, neither Andrew nor WWWC shall, or shall permit any of their respective affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent of the other party,


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     which consent shall not be unreasonably withheld. The parties agree to promptly issue a joint press release regarding this Agreement following the execution of this Agreement.

23.  MISCELLANEOUS

     All rights and remedies of either party are cumulative (and not alternative) of each other and of every other right or remedy such party may otherwise have at law or in equity. The parties have participated jointly in the drafting of this Agreement. Therefore, no presumptions or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. This Agreement may be executed and delivered with counterpart signature pages of the parties and by facsimile transmission.

24.  NON-SOLICITATION

     During the term and any renewal term of this Agreement, and for a period of eighteen months thereafter, WWWC will not, or attempt to, at any time in any capacity, directly or indirectly, (a) induce or solicit any employee (including leased employees) or consultants of Andrew or its affiliates to leave his or her employment, (b) hire any such persons or interfere with the relationship between Andrew or its affiliates and any such persons, (c) solicit or interfere with the relationship between Andrew or its affiliates and any then existing customer, supplier, licensee, licensor, franchisee or other business relation of Andrew or its affiliates.

                            [SIGNATURE PAGES FOLLOWS]


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     IN WITNESS WHEREOF, the parties have executed this Supply Agreement as of date first written above.

ANDREW CORPORATION                       WORLD WIDE WIRELESS
                                         COMMUNICATIONS


-------------------------------------    -------------------------------------
Signature                                Signature


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Name                                     Name


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Title                                    Title



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                                    EXHIBIT A

                                  Scope of Work



                                 [See Attached]